Exhibit 99.1

Pro forma condensed combined financial information

The following unaudited pro forma condensed combined financial information is presented to illustrate the following estimated effects of our acquisition of Intralase Corp (“IntraLase”) on April 2, 2007 on our historical results of operations: (i) the receipt of proceeds from the issuance of 7  1/2% Senior Subordinated Notes, (ii) the receipt of borrowings under the new senior credit facility, (iii) the acquisition of all issued and outstanding shares of IntraLase common stock, (iv) the settlement of IntraLase stock options, and (v) the payment of fees and expenses related to the aforementioned (collectively, the “Transactions”). We have derived our historical consolidated financial data for the year ended December 31, 2007 from our audited consolidated financial statements. We have derived IntraLase’s historical consolidated financial data from January 1, 2007 through April 1, 2007 from IntraLase’s unaudited consolidated financial statements.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 assumes that the Transactions took place on January 1, 2007. The information presented in the unaudited pro forma condensed combined financial information does not purport to represent what our results of operations would have been had the Transactions occurred as of the date indicated, nor is it indicative of our future results of operations for any period. In addition, the combined companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the IntraLase acquisition.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial information.

These unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions and the historical consolidated financial statements and related notes contained in the annual and other reports filed by us and IntraLase with the SEC.

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

	Historical AMO	3 Months Historical IntraLase	Pro Forma Adjustments (1)		Pro Forma Combined
	(In thousands, except per share amounts)
Net sales	$1,090,846	$39,320	$—		$1,130,166
Cost of sales	474,974	16,029	(7,655	) (2)	483,348

Gross profit	615,872	23,291	7,655		646,818

Selling, general and administrative	547,112	16,218	6,781	(3)	570,111
Research and development	81,832	5,824	—		87,656
In-process research and development	86,980	—	(85,400	) (2)	1,580

Operating (loss) income	(100,052)	1,249	86,274		(12,529)
Non-operating expense (income)
Interest expense	70,536	39	14,750	(4)	85,326
Unrealized loss on derivative instruments	6,127	—	—		6,127
Other, net	3,238	(1,363)	1,366	(5)	3,241

(Loss) earnings before income taxes	(179,953)	2,573	70,158		(107,223)
Provision (benefit) for income taxes	12,996	1,029	(6,097	) (6)	7,928
Net (loss) earnings	$(192,949)	$1,544	$76,255		$(115,151)

Net loss per share:
Basic	$(3.22)				$(1.92)
Diluted	$(3.22)				$(1.92)
Weighted average number of shares outstanding:
Basic	59,991				59,991
Diluted	59,991				59,991

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION

(1) The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007 assumes that the Transactions took place on January 1, 2007.

(2) The purchase price includes cash consideration to IntraLase stockholders of $25.00 per each share of outstanding common stock and the individually determined cash value per share of outstanding stock options.

Cash consideration to IntraLase stockholders	$741,652
Cash payment for vested IntraLase stock options	71,166
Direct transaction fees and expenses	8,686

Total purchase price	$821,504

The above purchase price has been allocated based on the fair values of assets acquired and liabilities assumed.

The purchase price has been allocated as follows (in thousands):

Cash and marketable securities	$97,715
Inventories (includes $7,655 step-up to fair value)	24,624
Accounts receivable	28,269
Other current assets	13,850
Property, plant and equipment	14,642
Other non-current assets	9,933
Intangible assets	224,200
In-process research and development	85,400
Goodwill	414,853
Accounts payable	(11,437)
Other liabilities	(41,132)
Non-current deferred tax liability, primarily related to intangible assets	(39,413)

Net assets acquired	$821,504

The valuation of acquired intangible assets and in-process research and development was based on the actual net assets of IntraLase that existed as of the date of the completion of the acquisition. Of the $224.2 million of acquired intangible assets, $170.2 million was assigned to developed technology rights that have a weighted-average useful life of approximately 7 years, $10.1 million was assigned to customer relationships with a useful life of 5 years and $43.9 million was assigned to the IntraLase tradename with an indefinite useful life. The amounts assigned to intangible assets were based on management’s estimate of the fair value. Developed technology rights recorded in connection with the acquisition of IntraLase were established as intangible assets under paragraph 39 of SFAS 141 as the underlying technologies are legally protected by patents covering the femtosecond laser and approved applications of the laser received from regulatory authorities in the United States and international locations. The developed technology rights are both transferable and separable from the acquired entity.

IntraLase had two development projects in-process as of the acquisition date. The first project involved technology advancements to reduce the pulse energy and provide smoother, more precise dissections, and enables thinner flaps with the femtosecond laser. The fair value assigned to this project was $81.3 million. The second project involved the development of technologies to allow for ease of transport of femtosecond lasers from one location to another. The fair value assigned to this project was $4.1 million.

The allocation of the purchase price assigned to IPR&D represented the estimated fair value of projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use. The fair value of these IPR&D projects was estimated by performing a discounted cash flow analysis using the “income” approach. Net cash flows attributable to the projects were discounted to their present values at a rate commensurate with the perceived risk, which for these projects was estimated between 14-16%. The following assumptions underlie the projected cash flows as of the IntraLase acquisition date.

•	An enhanced procedure to cut corneal flaps with the femtosecond laser was forecast to be approved for sale in the U.S. in 2011.

•

Further development of therapeutic applications in the IntraLase Enabled Keratoplasty (IEK) was forecast to be approved for sale in the U.S. in 2007. This procedure uses the IntraLase laser for corneal transplant surgery, which involves replacing a diseased or scarred cornea with a donor cornea.

•	Other ancillary femtosecond laser technologies were forecast to be approved for sale in the U.S. in 2008.

In addition, solely for the purposes of estimating the fair value of the IPR&D projects, the following assumptions were made:

•

Revenue that is reasonably likely to result from the approved and unapproved potential uses of identifiable intangible assets that includes the estimated number of units to be sold, estimated selling prices, estimated market penetration and estimated market share and year-over-year growth rates over the product cycles;

•	Remaining development and sustaining engineering expenses once commercialized were also estimated by management according to internal planning estimates; and

•	The cost structure was assumed to be similar to that for existing products within IntraLase as well as similar assets previously acquired and those observed in the market.

The major risks and uncertainties associated with the timely and successful completion of the first project consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of this project will materialize, as estimated.

The in-process research and development and inventory step-up charges have been excluded from the unaudited pro forma condensed combined statement of operations as the charges are non-recurring.

(3) Reflects amortization of intangibles from January 1, 2007 up to April 2, 2007 related to the fair value of the intangible assets acquired.

(4) We incurred additional borrowings of $783.7 million to fund the cash consideration of the IntraLase acquisition and related costs, including approximately $17.1 million for related financing costs. Pro forma interest expense arising from the additional borrowings has been computed based upon an average interest rate of 7.4% and amortization of deferred financing costs of $2.0 million per annum.

(5) Represents the elimination of IntraLase’s interest income relating to the marketable securities that were liquidated to fund a portion of the purchase price and related acquisition costs.

(6) Reflects the pro forma tax effect of the above adjustments to yield an estimated combined effective tax rate of 40% for the year ended December 31, 2007.